UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 1-31228

                             GAMESTOP HOLDINGS CORP.
                            (Formerly GameStop Corp.)
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             (Exact name of registrant as specified in its charter)

                              625 Westport Parkway
                             Grapevine, Texas 76051
                                  817-424-2000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class A Common Stock, par value $0.001 per share
                 Class B Common Stock, par value $.001 per share
                         Preferred Stock Purchase Rights
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            (Title of each class of Securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)       [X]              Rule 12h-3(b)(l)(i)       [X]
Rule 12g-4(a)(l)(ii)      [ ]              Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
1
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Pursuant to the requirements of the Securities Exchange Act of 1934, GameStop
Holdings Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 12, 2005

                                       GAMESTOP HOLDINGS CORP.


                                       By: /s/ David W. Carlson
                                           -------------------------------------
                                           Name:  David W. Carlson
                                           Title: Executive Vice President
                                                  and Chief Financial Officer


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